Exhibit 99.2
Form of Election Form/Letter of Transmittal

[Middlefield Banc Corp. Logo]	[Emerald Bank Logo]
, 2007
To the Shareholders of Emerald Bank:
     As described in the prospectus/proxy statement we previously delivered to you, Middlefield Banc Corp. and Emerald Bank have entered into a November 15, 2006 Agreement and Plan of Merger, as amended on January 3, 2007, providing for the merger of Emerald Bank into a subsidiary of Middlefield Banc Corp. Emerald Bank shareholders will have the opportunity to vote on the adoption of the merger agreement and approval of the merger at the annual meeting of Emerald Bank shareholders, which will be held on                               , 2007.
     If we complete the merger, Emerald Bank shareholders will receive aggregate consideration of $7,326,890, or a per share price of $10.00. The aggregate purchase price may be adjusted, however. If any holders of options to acquire Emerald Bank shares exercise those options before the merger occurs, the aggregate purchase price will be increased by the amount of any funds Emerald Bank receives as payment of the option exercise price. Conversely, if Emerald Bank’s shareholders’ equity is not at least $5.3 million at the end of the month immediately before the merger occurs, the aggregate purchase price will be reduced by the difference between $5.3 million and the month-end shareholders’ equity. Calculated by Emerald Bank’s independent public accounting firm, the month-end shareholders’ equity will be determined in accordance with generally accepted accounting principles, except that Emerald Bank’s costs associated with the merger transaction will be added to the calculation of shareholders’ equity.
     When the merger occurs each outstanding Emerald Bank share – excluding those for which dissenters’ rights are properly exercised – will be converted into the right to receive either Middlefield common stock, cash, or a combination of Middlefield common stock and cash. But one half of the Emerald Bank shares outstanding when the merger occurs will be exchanged for cash and the other half for Middlefield common stock. Assuming the aggregate purchase price is not adjusted because of stock option exercises or because Emerald Bank’s shareholders’ equity is less than $5.3 million at the end of the month immediately before the merger occurs, Emerald Bank shareholders will receive (x) approximately 88,000 Middlefield common shares in exchange for one half of Emerald Bank’s 732,689 shares outstanding, or one Middlefield share in exchange for approximately four Emerald Bank shares, and (y) cash in the amount of $3,663,445 for the other 366,345 shares outstanding, or $10.00 for each Emerald Bank share. But if Emerald Bank’s shareholders’ equity at the end of the month immediately before the merger occurs is less than $5.3 million, the $7,326,890 aggregate merger consideration will be reduced dollar-for-dollar by the difference between the month-end shareholders’ equity figure and $5.3 million. If that occurs the per share cash consideration will be less than $10.00.
     The exact number of Middlefield Banc Corp. common shares and the exact amount of cash to be received in exchange for Emerald Bank shares will be calculated using formulas stated in the merger agreement and described in the prospectus/proxy statement. Middlefield will not issue fractional shares or certificates or scrip for fractional shares. Instead, Middlefield will pay to each holder of Emerald Bank shares who would otherwise be entitled to a fractional share an amount in cash, without interest, equal to the value of the fractional share multiplied by the exchange ratio. You should carefully read the prospectus/proxy statement (including the merger agreement attached as Appendix A to the prospectus/proxy statement).
     We are asking you now to elect the form of consideration you wish to receive. The accompanying Election Form/Letter of Transmittal must be completed and returned with your certificates for Emerald Bank common shares to The Middlefield Banking Company, which has been appointed by Middlefield Banc Corp. to act as Exchange Agent for the transaction. As more fully described in the Election Form/Letter of Transmittal, you may choose to receive in exchange for the Emerald Bank common shares that you own either (x) all cash, (y) all Middlefield common shares, or (z) a combination of Middlefield common shares and cash. If you wish to make an election about the type of consideration that you wish to receive in the merger, you should carefully review and follow the instructions contained in the enclosed Election Form/Letter of Transmittal. Please note that any election that you make will be subject to the reallocation procedures stated in the merger agreement and described in the prospectus/proxy statement to ensure that the one half of the aggregate consideration received by Emerald Bank shareholders consists of cash and the other half Middlefield common shares. As a result, we cannot assure you that you will receive the form of consideration you elect to receive.
     Please review the enclosed materials carefully and return your completed Election Form/Letter of Transmittal at your earliest convenience. To make a valid election for the form of consideration you wish to receive, the enclosed Election Form/Letter of Transmittal must be received by the Exchange Agent by 5:00 p.m., Eastern Standard Time, on the date of the Emerald Bank shareholders’ meeting,                               , 2007.

     We make no recommendation about whether you should elect to receive Middlefield common shares, cash, or a combination of Middlefield common shares and cash in the merger. Each shareholder must make his or her own decision about the election, bearing in mind the consideration received and the tax consequences of the election chosen. But if you have a particular preference about the form of consideration you wish to receive for your Emerald Bank common shares, we encourage you to make an election because shares for which an election is made will have priority over shares for which no election is made if a reallocation of consideration becomes necessary.
     Please make sure that you submit your certificate(s) representing your Emerald Bank common shares with your Election Form/Letter of Transmittal. If the Exchange Agent does not receive a properly completed Election Form/Letter of Transmittal accompanied by your certificate(s), duly endorsed in blank or otherwise in form acceptable for transfer on the books of Emerald Bank, or containing an appropriate guaranty of delivery from a member of a national securities exchange, a member of the National Association of Securities Dealers, or a commercial bank or trust company in the United States, your election will be invalid and the form of consideration you receive will be determined for you in accordance with the terms of the merger agreement.
     If you have any questions about completion of the Election Form/Letter of Transmittal, please call the Exchange Agent at 1-       -            -                , extension           .

Emerald Bank	Middlefield Banc Corp.

Glenn E. Aidt	Thomas G. Caldwell
President and Chief Executive Officer	President and Chief Executive Officer

ELECTION FORM/LETTER OF TRANSMITTAL
To Accompany Certificates Representing Common Shares of
EMERALD BANK
     This Election Form/Letter of Transmittal relates to the proposed merger of Emerald Bank into a subsidiary of Middlefield Banc Corp. under the November 15, 2006 Agreement and Plan of Merger, as amended on January 3, 2007, by and among Emerald Bank, Middlefield Banc Corp., and Middlefield’s subsidiary EB Interim Bank.
     Please return your Election Form/Letter of Transmittal and the certificate(s) representing your Emerald Bank common shares to The Middlefield Banking Company, the Exchange Agent, as indicated below:

By Mail:	By Overnight Courier:	By Hand
The Middlefield Banking Company	The Middlefield Banking Company	The Middlefield Banking Company
Attn: Mr. James R. Heslop II	Attn: Mr. James R. Heslop II	Attn: Mr. James R. Heslop II
15985 East High Street	15985 East High Street	15985 East High Street
P.O. Box 35	Middlefield, Ohio 44062	Middlefield, Ohio 44062
Middlefield, Ohio 44062
     Please read carefully the accompanying instructions before completing this Election Form/Letter of Transmittal. The instructions contain important information about this Election Form/Letter of Transmittal and how to submit your certificates representing Emerald Bank common shares.
     To make a valid election, your materials must be received by the Exchange Agent not later than 5:00 p.m., Eastern Standard Time, on the date of the Emerald Bank shareholders’ meeting,                      , 2007.
     If you have questions about this Election Form/Letter of Transmittal, please contact the Exchange Agent at 1-     -     -          , extension           .
1.	About You and Your Emerald Bank Common Shares – See Instruction 2

Number of Common
Shares Represented by
Name(s) and Address of Registered Owner(s)	Certificate Number(s)	Certificate(s)

TOTAL COMMON SHARES:

     If you hold more certificates representing Emerald Bank common shares in the same name(s) as listed above but those certificates are not shown above, please submit those certificates with this form and attach a list of the additional certificate numbers and the number of Emerald Bank common shares represented by each certificate.
2.	Election Choices – See Instructions 3 and 7

☐ 1	All Cash Election. Mark this box to elect to receive cash in an amount per share equal to the per share consideration for all Emerald Bank common shares owned

☐ 2	All Stock Election. Mark this box to elect to receive Middlefield Banc Corp. common shares based upon the exchange ratio for all Emerald Bank common shares owned

☐ 3	Combined Cash/Stock Election. Mark this box to elect to receive a combination of cash in an amount per share equal to the per share consideration and Middlefield Banc Corp. common shares based upon the exchange ratio. If you mark this box you must also indicate below the whole number of your Emerald Bank common shares that you wish to exchange for cash and the whole number of your Emerald Bank common shares that you wish to exchange for Middlefield Banc Corp. common shares:

	(a) Emerald Bank common shares to be exchange for cash:	(whole numbers only)

(b) Emerald Bank common shares to be exchange for Middlefield Banc Corp. common shares:
(whole numbers only)

	Total Emerald Bank common shares owned	*

*		Important: The sum of (a) and (b) must equal the total number of Emerald Bank common shares that you own (as listed in Section 1 above)

☐ 4	No Election. I/we make no election. I/we, the undersigned, acknowledge and understand that by making no election the form of consideration that I/we will receive as a result of the merger will be determined by Middlefield or, at Middlefield’s direction, the Exchange Agent in accordance with the terms of the merger agreement
3.	Certification and Required Signatures – See Instruction 8
     I/we, the undersigned, surrender to you for exchange the certificate(s) representing Emerald Bank common shares identified in Section 1 above. I/we agree, upon request, to execute and deliver any additional documents Middlefield Banc Corp. or the Exchange Agent tells me/us are necessary or desirable to complete the exchange of my Emerald Bank common shares. I/we understand and acknowledge that delivery will be effected and risk of loss and title to my certificate(s) for Emerald Bank common shares will pass only upon proper delivery of those certificates to you, as Exchange Agent. I/we certify that I/we have reviewed the accompanying Instructions and have complied with all requirements stated therein. I/we acknowledge that any election made in section 2 above is subject to possible reallocation as provided in the merger agreement and as described in the prospectus/proxy statement. Therefore, I/we acknowledge that I/we may receive a different form of consideration from the form I/we elected. I/we hereby authorize the Exchange Agent to rely upon all representations, certifications, and instructions accompanying this Election Form/Letter of Transmittal.
Required Signatures – all shareholders must sign below

x	x

Signature of Shareholder Date	Signature of Shareholder (if joint account) Date

Daytime Phone Number	Title, if
required

4.	Special Payment or Issuance Instructions – See Instruction 9
     Any Middlefield Banc Corp. common shares and/or any check you receive in exchange for your Emerald Bank common shares in the merger will be issued in the name(s) printed in section 1 above unless you indicate a different name(s) below. If you indicate a different name(s), your signature(s) and a Medallion Signature Guarantee are required, and the Substitute Form W-9 attached to this Election Form/Letter of Transmittal MUST be completed by the new shareholder or payee. Please refer to Instruction 9.

Name			Name (if joint
account)

Address

City	State	Zip

Place Medallion
x			Signature Guarantee here –

x

Authorized signature(s)
5.	Special Delivery Instructions – See Instruction 10
     Middlefield Banc Corp. common shares and/or a check will be mailed to the person and address shown in section 1 (or the person and address in section 4, if completed) unless you indicate a different mailing address below:

Name

Address

City	State	Zip

6.	Affidavit of Lost, Stolen or Destroyed Certificate(s) – See Instruction 13
     This section should be completed ONLY if you cannot locate one or more certificates representing your Emerald Bank common shares. After this section is completed and signed, it must be NOTARIZED.
List the certificate number(s) and number of Emerald Bank common shares represented by any lost, stolen or destroyed certificates:

Number of Emerald Bank Common Shares
Certificate Number(s)	Represented by Certificate(s)

TOTAL COMMON SHARES:

STATE	:
OF

:SS.
COUNTY
OF	:

The undersigned, being first duly sworn, deposes and says as follows:
     I am the legal and beneficial owner of the number of Emerald Bank common shares set forth above (the “Shares”), evidenced by the certificate(s) described above issued to me by Emerald Bank. The certificate(s) apparently have been lost, mislaid, or destroyed, and all of my best efforts to locate the certificate(s) have been unsuccessful. I have not sold, pledged, hypothecated, or otherwise transferred the shares represented by the certificate(s) or any interest therein or right thereto. The certificate(s) were not endorsed. This Affidavit is made for the purpose of inducing Middlefield Banc Corp. and/or The Middlefield Banking Company, as Exchange Agent, to make payment of the consideration to which I am entitled in the merger under the terms of the November 15, 2006 Agreement and Plan of Merger, as amended January 3, 2007, by and among Emerald Bank, Middlefield Banc Corp. and EB Interim Bank. In consideration of the payment I agree for myself and my heirs, legal representatives, successors, and assigns to indemnify and hold Middlefield Banc Corp. and the Exchange Agent free and harmless from any and all actions, suits, and proceedings, whether groundless or otherwise, and from any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liabilities whatsoever that either of them may sustain or incur because of a claim that may be made relating to the certificate(s). I further agree that if the certificate(s) come into my possession I shall forthwith deliver them to Middlefield Banc Corp. or the Exchange Agent for cancellation.

Signature:

Printed Name:

Date:

Signature:

Printed Name:

Date:

     Sworn to before me and subscribed in my presence this            day of                     , 2007.

Notary Public

SUBSTITUTE FORM W-9
Internal Revenue Service — Department of the Treasury
Payer’s Request for Taxpayer Identification Number (TIN) and Certification
Payer’s Name: Middlefield Banc Corp.

PART I – TAXPAYER IDENTIFICATION NUMBER

Please provide your Taxpayer Identification Number on the line to the right and certify by signing and dating below.

Social Security No. OR Employer Identification No.

PART II – CERTIFICATION
Under penalties of perjury, I certify that:
(1)	the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me); and

(2)	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all income or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding. (See Instruction 13); and

(3)	I am a U.S. person (including a U.S. resident alien).
Certification Instructions – You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

PART III –

☐	Awaiting TIN
You must check the box above if you have not been issued a TIN and have applied for a TIN or intend to apply for a TIN in the near future.

DATE, SIGNATURE AND CONTACT INFORMATION

Date:	, 2007

Signature:

Name:

Address:

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU IN THE MERGER. PLEASE REVIEW INSTRUCTION 12 TO THE ELECTION FORM/LETTER OF TRANSMITTAL AND THE ENCLOSED INSTRUCTIONS TO FORM W-9 FOR ADDITIONAL DETAILS.

INSTRUCTIONS
TO
ELECTION FORM/LETTER OF TRANSMITTAL
Please follow these instructions carefully when completing this Election Form/Letter of Transmittal
1.	Time in which to make an election. To be effective, a properly completed Election Form/Letter of Transmittal accompanied by the certificate(s) representing all of the holder’s Emerald Bank common shares or a Notice of Guaranteed Delivery must be received by The Middlefield Banking Company, the Exchange Agent, not later than 5:00 p.m., Eastern Standard Time, on , 2007 (the “Election Deadline”), which is the date of the Emerald Bank shareholders’ meeting. Holders of Emerald Bank common shares whose Election Form/Letter of Transmittal and certificates are not properly submitted by the Election Deadline (or who revoke their Election Form/Letter of Transmittal) will be considered Non-Electing shareholders. See Instruction 7 below.

2.	Description of Certificates. Insert in the box in section 1 of the Election Form/Letter of Transmittal the certificate number(s) that you are surrendering herewith and the number of Emerald Bank common shares represented by each certificate. If this certificate information is already provided in the box in section 1, confirm the information provided and make any necessary corrections. If the space provided in the box in section 1 is insufficient, attach a separate sheet referencing section 1 of the Election Form/Letter of Transmittal and listing this information..

3.	Election Options. In section 2 of the Election Form/Letter of Transmittal please indicate whether you would like to receive in exchange for your Emerald Bank common shares (w) cash only, (x) Middlefield Banc Corp. common shares only, (y) a combination of cash and Middlefield Banc Corp. common shares, or (z) “No Election.” You may make only one of these choices. Note that the exact number of Middlefield Banc Corp. common shares and exact amount of cash you receive in exchange for each Emerald Bank common share will be calculated using formulas stated in the merger agreement and described in the prospectus/proxy statement. Please see “The Merger Agreement – Conversion of Emerald Bank shares and exchange ratio” beginning on page of the prospectus/proxy statement for information about calculation of the per share consideration and the exchange ratio.

All elections made by Emerald Bank shareholders will be subject to reallocation as described in the merger agreement and in the prospectus/proxy statement if the available cash or the available Middlefield Banc Corp. common shares are oversubscribed. As a result, we cannot assure you that you will receive the form of consideration that you elect to receive. Please see “The Merger Agreement – Cash and stock elections” beginning on page of the prospectus/proxy statement for information about possible reallocations.

None of Middlefield Banc Corp., Emerald Bank, or the Exchange Agent makes any recommendation about whether a holder should elect to receive cash, Middlefield Banc Corp. common shares, or a combination of Middlefield Banc Corp. common shares and cash in the merger. Each holder must make his or her own decision about the election, bearing in mind the consideration received and the tax consequences of the election chosen

4.	Change or Revocation of Election. A holder of Emerald Bank common shares who has made an election may, at any time before the Election Deadline, (x) change the election by submitting a new Election Form/Letter of Transmittal in accordance with the procedures described herein, if received by the Exchange Agent before the Election Deadline, or (y) revoke the holder’s election and withdraw the certificate(s) representing the holder’s Emerald Bank common shares deposited with the Exchange Agent by providing written notice to the Exchange Agent by 5:00 p.m., Eastern Standard Time, on the business day immediately before the Election Deadline.

5.	Joint Forms of Election. Holders of Emerald Bank common shares who make a joint election will be considered to be a single holder of Emerald Bank common shares. A joint Election Form/Letter of Transmittal may be submitted only by persons submitting certificates registered in different forms of the same name (e.g., “John Doe” on one certificate and “J. Doe” on another certificate) or by persons who may be considered to own each other’s Emerald Bank common shares because of ownership attribution rules contained in section 318(a) of the Internal Revenue Code of 1986, as amended. If this Election Form/Letter of Transmittal is submitted jointly, each record holder of Emerald Bank common shares covered hereby must properly sign this Election Form/Letter of Transmittal in accordance with Instruction 8, attaching additional sheets if necessary. The signatures of the holders will be deemed to constitute a certification that the persons submitting the joint Election Form/Letter of Transmittal are eligible to do so.

6.	Forms of Election Nominees. Any record holder of Emerald Bank common shares who is a nominee may submit one or more Election Forms/Letters of Transmittal, indicating thereon a combination of elections covering up to the aggregate number of Emerald Bank common shares owned by the record holder. However, upon the request of Middlefield Banc Corp., the record holder will be required to certify to Middlefield Banc Corp.’s satisfaction that the record holder holds the Emerald Bank common shares for purposes of allocating cash and Middlefield Banc Corp. common shares in the merger.

7.	Non-Electing Shares. Holders of Emerald Bank common shares who select “No Election” in section 2 of the Election Form/Letter of Transmittal, or who fail to submit a properly completed Election Form/Letter of Transmittal together with the certificate(s) representing their Emerald Bank common shares by the Election Deadline, or who revoke their previously submitted Election Form/Letter of Transmittal and withdraw their certificates, will be deemed to have made a “non-election.” Holders of Emerald Bank common shares who are deemed to have made a non-election will receive all cash, all Middlefield Banc Corp. common shares, or a combination of cash and Middlefield Banc Corp. common shares as determined by Middlefield Banc Corp. or the Exchange Agent, at Middlefield Banc Corp.’s direction.

8.	Signatures. The signature or signatures on the Election Form/Letter of Transmittal should correspond exactly with the name or names on the face of the certificate(s) unless the Emerald Bank common shares have been transferred by the registered holder(s), in which case the signature or signatures on the Election Form/Letter of Transmittal should correspond exactly with the name of the last transferee endorsed on the certificate(s) or indicated on the stock power(s) accompanying the certificate(s). If the Election Form/Letter of Transmittal is signed by a person other than the registered owner of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) corresponding with the name(s) set forth on the certificate(s), and the signature(s) appearing on the endorsement(s) or stock power(s) and on the Election Form/Letter of Transmittal must be guaranteed by an eligible guarantor institution that is a member in the Medallion Signature Guarantee Program.

If the Election Form/Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or other person acting in a representative or fiduciary capacity, the person signing must give the person’s full title in that capacity and must submit appropriate evidence of authority to act in that capacity to the Exchange Agent with the Election Form/Letter of Transmittal.

9.	Special Payment or Issuance Instructions. Section 5 of the Election Form/Letter of Transmittal must be completed if checks or certificates representing Middlefield Banc Corp. common shares are to be payable to or registered in any name(s) other than the name(s) that appear on the certificate(s) representing the Emerald Bank common shares being submitted with the Election Form/Letter of Transmittal. In addition, the certificate(s) submitted with the Election Form/Letter of Transmittal must be accompanied by appropriate signed stock power(s) and the signature(s) appearing on the stock power(s) and on the Election Form/Letter of Transmittal must be guaranteed by an eligible guarantor institution that is a member in the Medallion Signature Guarantee Program. It will be a condition to the issuance of any check or certificate representing Middlefield Banc Corp. common shares in any name(s) other than the name(s) in which the surrendered certificate for Emerald Bank common shares is registered that the person(s) requesting the issuance of the check or certificate representing Middlefield Banc Corp. common shares either pay to the Exchange Agent any transfer or other taxes required to be paid as a result of the issuance or establish to the satisfaction of the Exchange Agent that the tax has been paid or is not applicable.

10.	Special Delivery Instructions. If checks or certificates representing Middlefield Banc Corp. common shares are to be delivered to a person other than the registered holder(s), or to the registered holder(s) at an address other than that appearing in section 1 of the Election Form/Letter of Transmittal, please complete section 5 of the Election Form/Letter of Transmittal.

11.	Method of Delivery. The method of delivery of the Election Form/Letter of Transmittal and certificates representing Emerald Bank common shares and all other required documents is at the option and sole risk of the holder. Delivery of any certificates will be effected and risk of loss and title to the certificates will pass only upon proper delivery of the certificates to the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, or overnight delivery service is recommended.

12.	Backup Withholding; Substitute Form W-9. Each person surrendering certificates representing Emerald Bank common shares to the Exchange Agent is required to provide the Exchange Agent with a correct taxpayer identification number (“TIN”) on Substitute Form W-9, which is included in the Election Form/Letter of Transmittal, and to indicate, if appropriate, that he or she is not subject to backup withholding. If you do not provide the Exchange Agent with the correct TIN, you may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, failure to provide the information on the Substitute Form W-9 may subject you to 28% federal income tax backup withholding on any cash payment to be received. The information required in Part III of the Substitute Form W-9 may be completed if you have not been issued a TIN but you have applied for a TIN or intend to apply for a TIN in the near future. If you complete the “Special Payment or Issuance Instructions,” the person named in the “Special Payment or Issuance Instructions” will be considered the person surrendering the certificates representing Emerald Bank common shares for purposes of backup withholding. For additional information, please review the Instructions to Form W-9.

13.	Lost, Stolen or Destroyed Certificates. If a certificate representing any of your Emerald Bank common shares is lost, stolen, or destroyed, the Exchange Agent will deliver the consideration properly payable under the merger agreement for the Emerald Bank common shares represented by the certificate if you complete, sign, and date the Affidavit contained in section 6 of the Election Form/Letter of Transmittal and if you have your signature notarized. You must list in section 6 of the Election Form/Letter of Transmittal the certificate number of each certificate that is lost, stolen, or destroyed and the number of Emerald Bank common shares represented by the certificate(s). The Affidavit is valid only if signed and notarized in accordance with these Instructions

14.	Determinations. All determinations concerning this Election Form/Letter of Transmittal, including determinations about the effectiveness of any elections or the computation of allocations, will be made by Middlefield Banc Corp. and/or the Exchange Agent. Middlefield Banc Corp. and/or the Exchange Agent shall have the right, in their sole and absolute discretion, to reject any and all Election Forms/Letters of Transmittal that are not in proper form and to waive any irregularities. Neither Middlefield Banc Corp. nor the Exchange Agent is under any obligation to inform any holder of Emerald Bank common shares of any defect in an Election Form/Letter of Transmittal.

15.	Questions. If you have questions regarding the Election Form/Letter of Transmittal, please contact the Exchange Agent at 1- ______ - ____________ - ____________, extension ____________.